Exhibit 10.13

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

DATED 10 DEC 2019

BETWEEN CYTOMED THERAPEUTICS PTE. LTD. (THE “BORROWER”) AND MDR LIMITED (THE “LENDER”)
CONVERTIBLE LOAN AGREEMENT
Dentons Rodyk & Davidson LLP 80 Raffles Place #33-00 UOB Plaza 1 Singapore 048624 G +65 6225 2626 F +65 6225 1838 dentons.com

3

TABLE OF CONTENTS

Clause	Descriptions	Page Nos.
1.	INTERPRETATION	4
2.	CONVERTIBLE LOAN	8
3.	PURPOSE OF THE LOAN	9
4.	DRAWDOWN	9
5.	CONVERSION	10
6.	REPAYMENT AND INTEREST	13
7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	15
8.	COVENANTS AND UNDERTAKINGS	15
9.	TAG ALONG RIGHT	18
10.	INDEMNITY	19
11.	ENTIRE AGREEMENT AND MODIFICATIONS	19
12.	SEVERABILITY	19
13.	ASSIGNMENTS	19
14.	CONFIDENTIALITY	19
15.	COSTS AND EXPENSES	20
16.	NOTICES	20
17.	COUNTERPARTS	21
18.	SET-OFF AND GROSSING UP OF INDEMNITY PAYMENTS	21
19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT	22
20.	REMEDIES AND WAIVERS	22
21.	RELEASE	22
22.	JURISDICTION AND GOVERNING LAW CLAUSE	22

SCHEDULE 1	22
SCHEDULE 2	17
SCHEDULE 3	18
SCHEDULE 4	22
SCHEDULE 5	30
SCHEDULE 6	38

4

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is entered into as of the 10 day of Dec 2019.

BETWEEN:

(1)	CYTOMED THERAPEUTICS PTE. LTD. (Company Registration Number 201808327H), a company incorporated in Singapore and having its registered office at 21 Bukit Batok Crescent #17-80 WCEGA Tower, Singapore 658065 (the “Borrower”);

AND

(2)	MDR LIMITED (Company Registration Number 200009059G), a company incorporated in Singapore and having its registered office at 53 Ubi Crescent, Singapore 408594 (the “Lender”),

(each a “Party”, and collectively, the “Parties”).

WHEREAS

(A)	The Borrower is a medical research and medical technologies development company incorporated in Singapore, focusing on translating patented technologies into immunotheapeutics for a wide range of cancers and the development of cellular therapeutics. It is contemplated that the Borrower shall subsequently seek a Liquidity Event (as defined herein).

(B)	The Borrower has approached the Lender for funding for the purposes as contained herein, and the Lender has agreed to provide such funding and to invest in the Borrower by way of the Convertible Loan (as defined herein) on and subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Recitals and Schedules hereto (unless the context otherwise requires), the following terms shall have the following meanings:

“August 2019 CLA”	means the convertible loan agreement entered into between Mr Lim Liang Yew (NRIC No. [*****]) and the Borrower dated 10 September 2019 in relation to the convertible loan of S$250,000;
“ASTAR Licences”

means the exclusive licence agreement in respect of the licensing of PCT application nos. [*****] and [*****] entered into between the Borrower and Exploit Technologies Pte Ltd (Company Registration Number 199503187D) dated 1 June 2018;

“Board of Directors”	means the board of Directors of the Borrower from time to time;
“Borrower’s Notice of Default”	has the meaning ascribed to it in Clause 6.6;
“Borrower Shareholders”	means the shareholders of the Borrower from time to time;
“Business Day”	a day (other than a Saturday, Sunday or public holiday) on which banks in Singapore are generally open for business;
“CCK”	means Choo Chee Kong (NRIC No. [*****]), a Director and founder of the Borrower;
“Companies Act”	means the Companies Act (Cap.50) of Singapore;

5

“Confidential Information”	has the meaning ascribed to it in Clause 14.1
“Consideration Shares”	means such new shares as may be allotted and issued by the Listed Shell in connection with a Proposed RTO;
“Constitution”	means the constitution of the Borrower;
“Continuing Violation”	has the meaning ascribed to it in Clause 8.3(a);
“Conversion”	has the meaning ascribed to it in Clause 5.1;
“Conversion Date”	has the meaning ascribed to it in Clause 5.2;
“Conversion Notice”	has the meaning ascribed to it in Clause 5.1;
“Conversion Shares”	has the meaning ascribed to it in Clause 5.1;
“Convertible Loan”

means the convertible loan in the principal aggregate amount of Singapore Dollars One Million and Five Hundred Thousand S$1,500,000 which the Lender has agreed to extend to Borrower, on the terms and subject to the conditions of this Agreement;

“Conversion Valuation”	has the meaning ascribed to it in Clause 5.2(a);
“Corporate Guarantee”	has the meaning ascribed to it in Clause 4.2(c);
“Cytomed Malaysia”

means Cytomed Therapeutics (Malaysia) Sdn. Bhd. (formerly known as Advantage Mining Sdn. Bhd) (Company Registration No. 1074609-M), a company incorporated in Malaysia and having its registered office at Room 503, 5th Floor, Merlin Tower, Jalan Meldrum, Johor Bahru, Malaysia, a wholly-owned subsidiary of the Borrower;

“Default Payment”	has the meaning ascribed to it in Clause 8.3;
“Designated Bank Account”

means a Singapore bank account in the name of Borrower with [*****], bearing account number [*****]and account name as [*****], or such other bank account which the Borrower may notify the Lender in writing;

“Directors”	means the directors of the Borrower from time to time;
“Disclosing Party”	has the meaning ascribed to it in Clause 14.1
“Discount”	has the meaning ascribed to it in Clause 5.1;
“Encumbrance”

any mortgage, assignment of receivables, debenture, lien, charge, pledge, security interest, title retention, right to acquire, options, restriction on transfer and any other encumbrance or condition whatsoever;

“Event of Default”	has the meaning ascribed to it in Clause 6.6 and “Events of Default” shall be construed accordingly;
“Extended Term”	has the meaning ascribed to it in Clause 2.2(a);
“First Disbursement Date”	has the meaning ascribed to it in Clause 4.1(a);
“First Drawing”	has the meaning ascribed to it in Clause 4.1(a);
6

“First Violation”	has the meaning ascribed to it in Clause 8.3;
“First Violation Notice”	has the meaning ascribed to it in Clause 8.3;
“Further Extended Term”	has the meaning ascribed to it in Clause 2.2(b);
“Interest”	has the meaning ascribed to it in Clause 6.3;
“Interest Rate”	has the meaning ascribed to it in Clause 6.3;
“IPO Approval”	means the receipt by the Borrower from the Relevant Exchange of approval to register the prospectus or offer document for the Proposed IPO;
“IPSC Depository”

means IPSC Depository Sdn. Bhd. (Company Registration No. 1332047-T), a company incorporated in Malaysia and having its registered office at 29-2, Level 29, Oval Damansara, 685, Jalan Damansara Taman Tun Dr. Ismail, 60000 Kuala Lumpur, Malaysia, a wholly-owned subsidiary of IPSCBank;

“IPSCBank”

means IPSCBank Pte. Ltd. (Company Registration No. 201914822D), a company incorporated in Singapore and having its registered office at 21 Bukit Batok Crescent #17-80 WCEGA Tower, Singapore 658065, a wholly-owned subsidiary of the Borrower;

“Lender’s Notice of Default”	has the meaning ascribed to it in Clause 6.6;
“Liquidity Event”	includes, but is not limited to, a Proposed IPO, Proposed RTO or a Proposed Trade Sale;
“Liquidity Event Long-Stop Date”	means 31 December 2022 or such later date as the Parties may agree in writing;
“Liquidity Event Valuation”	has the meaning ascribed to it in Clause 5.2(b);
“Listed Shell”	means a company that has its shares listed on a Relevant Exchange;
“Loan Conversion Amount”	has the meaning ascribed to it in Clause 5.1;
“LOR”	has the meaning ascribed to it in Clause 4.2(f);
“ML”

means Messiah Limited (Company Registration No. 1418237) a company incorporated in the British Virgin Islands and having its office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

“Overdue Interest”	has the meaning ascribed to it in Clause 6.5;
“Personal Guarantee”	has the meaning ascribed to it in Clause 4.2(b);
“Property”	means the property situated at No.12 Jalan Permas 9/16, Bandar Baru Permas Jaya, 81700 Johor;
“Proposed IPO”	means the proposed initial public offering of the Shares and the listing of such Shares on a Relevant Exchange;
“Proposed RTO”	means the proposed reverse takeover by the Borrower of a Listed Shell;
7

“Proposed Trade Sale”

means a transaction or series of transactions in which substantially all of the assets of the Borrower or one hundred per cent (100%) of the voting power of the Borrower, is disposed of to a purchaser or purchasers (on the basis that the Convertible Loan and all interests thereon have been fully discharged by way of Conversion);

“Receiving Party”	has the meaning ascribed to it in Clause 14.1;
“Redemption”	has the meaning ascribed to it in Clause 6.1;
“Redemption Notice”	has the meaning ascribed to it in Clause 6.1;
“Related Companies”	means, in relation to a Party, any company which is related to such Party by virtue of Section 6 of the Companies Act;
“Relevant Approval”	means, as the case may be, the IPO Approval or the RTO Approval;
“Relevant Exchange”	refers to the SGX-ST or any other recognised securities exchange as may be agreed between the Parties in writing;
“Renewal Notice”	has the meaning ascribed to it in Clause 2.2;
“RTO Approval”

means, where applicable, the receipt by the Listed Shell from the Relevant Exchange of the listing and quotation notice or the approval in principle for the issue of the Consideration Shares (as the case may be);

“Second Disbursement Date”	has the meaning ascribed to it in Clause 4.1(b);
“Second Drawing”	has the meaning ascribed to it in Clause 4.1(b);
“Second Violation”	has the meaning ascribed to it in Clause 8.3(b);
“SGX-ST”	Singapore Exchange Securities Trading Limited;
“Share(s)”

ordinary share(s) in the capital of the Borrower and all other (if any) stock or shares from time to time and for the time being ranking pari passu therewith and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification thereof;

“S$”	Singapore dollars;
“Term”	means, as the case may be, the Initial Term, the Extended Term, or the Further Extended Term, or such other extended period as the Parties may otherwise agree in writing;
“Unconditional Trade Sale”	means the agreement to effect the Proposed Trade Sale being or becoming unconditional in all respects;
“Warranties”	the various representations and warranties set out in Clause 7 and Schedule 3;
“Year 1 Interest I”	has the meaning ascribed to it in Clause 6.3(i); and
“Year 1 Interest II”	has the meaning ascribed to it in Clause 6.3(ii).

8

1.2	Unless the context otherwise requires:

(a)	words incorporating the singular number include the plural number and vice versa, and words denoting any gender include all genders;

(b)	the words “hereof”, “herein”, “hereon” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)	the headings to the Clauses hereof shall not be deemed to be a part thereof or be taken in consideration in the interpretation or construction thereof or of this Agreement;

(d)	references herein to Recitals, Clauses and Schedules are references to the recitals, clauses of and schedules to this Agreement;

(e)	the Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement;

(f)	references herein to an agreement or document (including this Agreement) is to the agreements or documents as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(g)	references herein to a “person” includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(h)	references herein to a statutory provision shall be construed as including references to:

(i)	any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(ii)	all statutory instruments or orders made pursuant to a statutory provision; and

(iii)	any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.

(i)	any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

(j)	mentioning anything after “includes”, “including”, “for example”, or similar expressions, does not limit what else might be included; and

(k)	references herein to a Party include its permitted assignees and transferees, and its successors-in-title and personal representatives.

2.	CONVERTIBLE LOAN

2.1	Subject to the terms and conditions of this Agreement, the Lender shall lend to the Borrower, the Convertible Loan.

2.2	Subject to the terms and conditions of this Agreement, the Convertible Loan shall be for an initial term of two (2) years commencing from the First Disbursement Date (the “Initial Term”) and the Lender shall have the option, in its sole and absolute discretion, by prior written notice (“Renewal Notice”) to the Borrower:

(a)	elect to extend the Initial Term for a further one (1) year period commencing from the immediately succeeding date after the expiry of the Initial Term (the “Extended Term”); and

(b)	elect to extend the Extended Term for such further extended period as may be specified in the Renewal Notice, commencing from the immediately succeeding date after the expiry of the Extended Term (“Further Extended Term”), PROVIDED THAT in the event of an extension of the Extended Term, the Lender shall enter into a deed of release with CCK to release CCK from his obligations under the Personal Guarantee.

9

3.	PURPOSE OF THE LOAN

3.1	The Borrower undertakes to the Lender that the Convertible Loan shall be utilised by Borrower solely for the following purposes:

(a)	the acquisition, or subscription, of such number of shares representing twenty per cent (20%) of the total issued and paid-up share capital of Landmark Medical Centre Sdn. Bhd. (Company Registration No. 350925-H), a company incorporated in Malaysia and having its registered office at Unit 33B, Menara Landmark No 12, Jalan Ngee Heng, Johor Bahru, Malaysia;

(b)	expenses incurred for the purposes of a Liquidity Event; and

(c)	working capital, including expenses incurred for medical trials.

3.2	The Borrower shall not use the Convertible Loan for any other purpose except as permitted by Clause 3.1. Failure by the Borrower to comply with Clause 3.1 shall not prejudice any rights of the Lender, who shall not be responsible for monitoring or ensuring the use or application by the Borrower of the Convertible Loan.

4.	DRAWDOWN

4.1	Subject to Clause 4.2, the Lender shall effect the disbursement of the Convertible Loan to the Borrower as follows:

(a)	the aggregate sum of S$1,000,000 (“First Drawing”) to be disbursed on the date of this Agreement or such other date as the Parties may otherwise agree in writing (“First Disbursement Date”), whereupon all of the events in Clauses 4.2 and 4.3 described below shall occur; and

(b)	subject to the satisfaction of the following conditions:

(i)	the disbursement of the First Drawing having been successfully effected;

(ii)	no material adverse change or a development involving a prospective material adverse change (as determined by the Lender) in the prospects, operations or financial conditions of the Borrower occurring between the First Disbursement Date up to and including the Second Disbursement Date;

(iii)	all representations, undertakings, covenants and warranties of the Borrower under this Agreement being complied with, true, accurate and correct as at the date of this Agreement and each day from the First Disbursement Date up to and including the Second Disbursement Date; and

(iv)	no Event of Default has occurred,

the aggregate sum of S$500,000 (“Second Drawing”) shall be made available to the Borrower, whereupon the Lender shall disburse the aggregate amount of the Second Drawing less the Year 1 Interest II into the Designated Bank Account on the date falling six (6) months immediately after the First Disbursement Date (“Second Disbursement Date”).

4.2	Notwithstanding any other provisions in this Agreement, the Lender shall not be obliged to fulfil any of its obligations under this Agreement including without limitation, the disbursement of the First Drawing by the Lender on the First Disbursement Date or the disbursement of the Second Drawing by the Lender on the Second Disbursement Date, unless the following is delivered or made available by the Borrower to the Lender on the First Disbursement Date:

10

(a)	certified true copies of the board and shareholders’ resolutions of the Borrower duly passed by the Directors and the Borrower Shareholders respectively, in accordance with the constitution (or equivalent constitutive documents) of the Borrower, approving the entry by the Borrower into this Agreement and all other documents and agreements ancilliary or pusuant to or in connection with this Agreement;

(b)	a personal guarantee executed by CCK in favour of the Lender in the form set out in Schedule 4 hereof guranteeing the obligations of the Borrower hereunder (including the Borrower’s obligation to repay the Convertible Loan and interest thereon) (“Personal Guarantee”);

(c)	a corporate guarantee issued by ML in favour of the Lender in the form set out in Schedule 5 hereof guranteeing the obligations of the Borrower hereunder (including the Borrower’s obligation to repay the Convertible Loan and interest thereon) (“Corporate Guarantee”);

(d)	certified true copies of the board and shareholders’ resolutions of ML duly passed by the directors and the shareholders of ML respectively, in accordance with the constitution (or equivalent constitutive documents) of ML, approving the entry by ML into the Corporate Guarantee;

(e)	a statutory declaration duly made by CCK in the form set out in Schedule 6 hereof; and

(f)	a letter of reference from the Bank of Singapore Limited or such other Singapore licensed bank to be furnished by CCK, in form and substance satisfactory to the Lender in its sole discretion, confirming the net asset value of ML being at least [*****] (“LOR”).

4.3	On the First Disbursement Date, and against compliance by the Borrower with the provisions of Clause 4.2 above, the Lender shall disburse the aggregate amount of the First Drawing less the Year 1 Interest I into the Designated Bank Account.

4.4	If the First Drawing does not take place on or before the date falling thirty (30) Business Days after the date of this Agreement, the Lender shall be entitled to (in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages) terminate this Agreement (save for the Parties’ obligation of confidentiality under Clause 14 which shall survive the termination of this Agreement).

5.	CONVERSION

5.1	The Lender may elect, at any time during the Term in its sole discretion upon a Liquidity Event (subject, where applicable, to an Unconditional Trade Sale or the receipt by the Borrower or the Listed Shell of the Relevant Approval, as the case may be), to convert by way of delivery of a written notice to the Borrower substantially in the form set out in Schedule 1 (“Conversion Notice”) all or part of the outstanding principal amount of the Convertible Loan as at the date of the Conversion Notice, together with all outstanding interest accrued thereon owing to the Lender (“Loan Conversion Amount”), into fully-paid Shares (the “Conversion Shares”), free of Encumbrances, at a conversion price per Conversion Share calculated at a discount of fifty per cent (50%) (“Discount”) to the price of each Share as at the date of the Conversion Notice based on the Liquidity Event Valuation (“Conversion”). The number of Conversion Shares to be issued and alloted by the Borrower to the Lender and/or its nominee(s) on Conversion (which shall be rounded down to the nearest whole Conversion Share) shall be determined as follows:

Number of Conversion Shares to be issued (“Y”)	=	A	x	C
B

11

where:

“A” means the Loan Conversion Amount ÷ (1 – Discount);

“B” means the Conversion Valuation; and

“C” means the total number of issued Shares as at the date of the Conversion Notice + Y.

5.2	For the purposes of Clause 5.1 above:

(a)	“Conversion Valuation” shall mean the actual valuation of the Shares which the Lender will be entitled to use for the purpose of the Conversion;

(b)	“Liquidity Event Valuation” shall mean the independent valuation of the Shares performed for the purposes of a Liquidity Event, Provided Always that,

(i)	in the event that the Liquidity Event Valuation of the Shares is less than [*****], the Lender shall be entitled to use a Conversion Valuation of [*****] for the Shares,

(ii)	in the event that the Liquidity Event Valuation of the Shares is equal or more [*****] but less than [*****], the Lender shall be entitled to use the Liqudity Event Valuation as the Conversion Valuation; and

(iii)	in the event that the Liqudity Event Valuation of the Shares is equal or more [*****], the Conversion Valuation of the Shares shall be capped to a maximum amount [*****].

For illustration purposes only:

(1)	In the event tthat the actual Liquidity Event Valuation is [*****] and assuming the total Loan Conversion Amount is S$1.5 million:

(i)	B will be taken as [*****] (being the minimum Conversion Valuation);

(ii)	A will be S$1.5 million ÷ (1 - Discount) = S$1.5 million ÷ (1 - 0.5) = S$3 million; and

(iii)	Assuming there are 10,000 shares in the Borrower as at the date of the Conversion Notice, Y = (S$3 million ÷ [*****] ) x (10,000 + Y), and Y = [*****] Conversion Shares (rounded down to the nearest whole Conversion Shares).

(2)	In the event that the actual Liquidity Event Valuation is [*****] and assuming the total Loan Conversion Amount is S$1.5 million:

(i)	B will be [*****] (being the Liqudity Event Valuation);

(ii)	A will be S$1.5 million ÷ (1 - Discount) = S$1.5 million ÷ (1 – 0.5) = S$3 million; and

(iii)	Assuming there are 10,000 shares in the Company as at the date of the Conversion Notice, Y = (S$3 million ÷ [*****]) x (10,000 + Y), and Y = [*****]Conversion Shares (rounded down to the nearest whole Conversion Shares).

(3)	In the event that the actual Liquidity Event Valuation is [*****] and assuming the total Loan Conversion Amount is S$1.5 million:

(i)	B will be taken as [*****] (being the Liquidity Event Valuation);

(ii)	A will be S$1.5 million ÷ (1 – Discount) = S$1.5 million ÷ (1 – 0.5) = S$3 million; and

12

(iii)	Assuming there are 10,000 shares in the Company as at the date of the Conversion Notice, Y = (S$3 million ÷ [*****]) x (10,000 + Y), and Y = [*****] Conversion Shares (rounded down to the nearest whole Conversion Shares).

(4)	In the event that the actual Liquidity Event Valuation is [*****] and assuming the total Loan Conversion Amount is S$1.5 million:

(i)	B will be taken as [*****] (being the maximum Conversion Valuation);

(ii)	A will be S$1.5 million ÷ (1 – Discount) = S$1.5 million ÷ (1 – 0.5) = S$3 million; and

(iii)	Assuming there are 10,000 shares in the Company as at the date of the Conversion Notice, Y = (S$3 million ÷ [*****]) x (10,000 + Y), and Y = [*****] Conversion Shares (rounded down to the nearest whole Conversion Shares).

(5)	In the event that the actual Liquidity Event is [*****] and assuming the total Loan Conversion Amount is S$1.5 million:

(i)	will be taken as [*****] (being the maximum Conversion Valuation);

(ii)	A will be S$1.5 million ÷ (1 – Discount) = S$1.5 million ÷ (1 – 0.5) = S$3 million; and

(iii)	Assuming there are 10,000 shares in the Company as at the date of the Conversion Notice, Y = (S$3 million ÷ [*****]) x (10,000 + Y), and Y = [*****] Conversion Shares (rounded down to the nearest whole Conversion Shares).

(c)	the Liquidity Event Valuation shall be premised on standard industry practices.

5.4	Conversion shall take place within fifteen (15) Business Days (“Conversion Date”) after delivery of a Conversion Notice during the Term by the Lender to the Borrower, whereupon the Borrower shall, on such date:

(a)	allot and issue the Conversion Shares; and

(b)	deliver the share certificate(s) in respect of such Conversion Shares,

to the Lender and/or its nominee(s) as set out in the Conversion Notice.

5.5	The Loan Conversion Amount or such part thereof, as the case may be, shall be deemed fully repaid by the Borrower upon issuance of the relevant number of Conversion Shares to the Lender. For the avoidance of any doubt, subject to the Borrower fulfilling its obligations under Clause 5.4, no interest shall accrue on the Loan Conversion Amount or such part thereof as specified in the Conversion Notice, upon issuance of the Convertible Notice to the Conversion Date.

5.6	Any Conversion Share issued to the Lender when issued will be duly authorised, validly issued, fully-paid and free of Encumbrances, and shall rank pari passu in all respects with the Shares then in issue and shall be entitled to such dividends, rights, allotments or other distributions as may be declared by the directors of Borrower from time to time (the record date of which falls after the allotment and issuance of such Conversion Share).

5.7	For the avoidance of doubt, notwithstanding any provision in this Agreement, the Lender shall have the right to elect, in its sole discretion, to exercise its right to (a) convert the Convertible Loan pursuant to Clause 5.1 in full or in part, or (b) to redeem the Convertible Loan in cash pursuant to Clause 6.1.

13

6.	REPAYMENT AND INTEREST

6.1	The Lender may in its sole discretion:

(a)	during the Term, on the date falling on each anniversary of the First Disbursement Date; or

(b)	upon the occurrence of a Liquidity Event,

elect to redeem, by way of delivery of a written notice to the Borrower substantially in the form set out in Schedule 2 (“Redemption Notice”) the full sum or part of the Convertible Loan, or any part thereof that remains outstanding as at the date of the Redemption Notice, together with all interest accrued thereon, owing to the Lender (“Redemption”). Upon receipt of the Redemption Notice by the Borrower, the Borrower shall repay such amount of the Convertible Loan (together with all interest accured thereon) specified in the Redemption Notice to the Lender within three (3) months from the date of the Redemption Notice.

6.2	Subject to the terms of the Agreement, the Borrower shall not have the right to voluntarily prepay all or any portion of the Convertible Loan, together with all accrued and unpaid interest, until the expiry of the Term.

6.3	Interest shall accrue on the outstanding principal amount of the Convertible Loan (“Interest”) at an interest rate of [*****] per annum (“Interest Rate”), commencing from:

(a)	the First Disbursement Date, in respect of the First Drawing, until the date of full repayment of the Convertible Loan (both dates inclusive); and

(b)	the Second Disbursement Date, in respect of the Second Drawing, until the date of full repayment of the Convertible Loan (both dates inclusive),

and shall be payable by the Borrower to the Lender as follows:

(i)	Interest accrued in respect of the First Drawing for the period commencing from the First Disbursement Date until the date falling one (1) year from the First Disbursement Date (both dates inclusive) (“Year 1 Interest I”) shall be deducted directly from the First Drawing to be disbursed by the Lender on the First Disbursement Date;

(ii)	Interest accured in respect of the Second Drawing for the period commencing from the Second Disbursement Date until the date falling one (1) year from the First Disbursement Date (both dates inclusive) (“Year 1 Interest II”) shall be deducted directly from the Second Drawing to be disbursed by the Lender on the Second Disbursement Date; and

(iii)	Interest accrued in respect of the First Drawing and/or the Second Drawing for any subsequent period(s) commencing immediately after the first (1st) anniversary of the First Disbursement Date (i.e. other than those set out in Clause 6.3(i) and (ii) above), shall be paid by the Borrower to the Lender: (A) quarterly in advance and in any event within one (1) week of the receipt of an invoice by the Borrower from the Lender; or (B) on the date of full repayment of the Convertible Loan (whichever occurs earlier).

6.4	Interest shall be calculated on a 365-day basis with daily rest, accruing day to day and based on the actual number of days elapsed, rounded if necessary down to two (2) decimal places.

6.5	In the event that the Interest or any part thereof is not paid by the respective due dates (“Overdue Interest”) by the Borrower to the Lender in accordance with this Agreement, an admininistrative fee of [*****] shall be chargeable in respect of each instance of such delay and shall be payable by the Borrower in addition to the Overdue Interest within fourteen (14) Business Days from the Lender notifying the Borrower of such delay.

6.6	The Borrower hereby covenants and undertakes to notify the Lender (“Borrower’s Notice of Default”) within seven (7) Business Days of the occurrence of any of the following events (each an “Event of Default”):

14

(a)	if the Borrower fails to pay or otherwise fail to discharge on the due date any amount payable by it under this Agreement, whether principal, interest, fees or otherwise, in the manner provided herein;

(b)	if the Borrower is in material default or breach of any condition, obligation or undertaking (including the undertakings in Clause 8 herein) on its part to be performed and observed hereunder (other than the payment of any sum due as aforesaid) which in the reasonable opinion of the Lender may affect the continued operations, business or financial condition of the Borrower;

(c)	if CCK and/or ML is in default or breach of any condition, obligation or undertaking on its part to be performed and observed under the Personal Guarantee and Corporate Guarantee respectively;

(d)	Glorious Finance Limited (BVI Company Registration No. 395433), a company incorporated in the British Virgin Islands, ceases to be the legal and beneficial owner of at least fifty-one per cent (51%) of the total issued and paid-up share capital of the Borrower;

(e)	if (i) the Borrower or the Listed Shell fails to obtain the Relevant Approval (as the case may be); or (ii) an Unconditional Trade Sale does not occur, by the Liquidity Event Long-Stop Date;

(f)	any introduction or prospective introduction of or any change or prospective change in any legislation, regulation, order, policy, rule, guideline or directive (whether or not having the force of law and including, without limitation, any directive, notice or request issued by any relevant authority) in Singapore, Malaysia or elsewhere or in the interpretation or application thereof by any court, government body, regulatory authority or other competent authority in Singapore, Malaysia or elsewhere (whether or not having the force of law) which may affect the continued operations, business or financial condition of the Borrower;

(g)	if any representation or warranty made in or in pursuance of this Agreement or delivered in connection with the execution and delivery hereof or any certificate, statement or other document delivered pursuant to this Agreement shall be or become incorrect;

(h)	the ASTAR Licences being terminated for whatever reason;

(i)	if a receiver, manager (including a judicial manager), trustee or other similar officer is appointed of the whole of the undertaking or assets or any part thereof of the Borrower, CCK or ML;

(j)	if the Borrower, CCK or ML becomes bankrupt or insolvent or is unable or deemed unable to pay its debts or admits in writing its inability to pay its or his debts as they mature, or enters into composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors or declares a general moratorium on the payment of debts;

(k)	if (i) any petition or other application is presented in any court of competent jurisdiction, (ii) any order is made, (iii) any resolution passed, or (iv) any other steps whatsoever are taken for the dissolution, liquidation, winding up, termination of existence or bankruptcy of, or the appointment of a judicial manager in relation to, the Borrower, CCK or ML; or

(l)	if anything analogous to or having a substantially similar effect to any of the events specified in the aforementioned paragraphs (i), (j) or (k) occurs under the laws of any applicable jurisdiction, and in any of such Events of Default, the Lender may, within the earlier of (i) ten (10) Business Days from the dispatch of the Borrower Notice of Default or (ii) upon the Lender becoming aware of the occurrence of any of such Events of Default, by notice in writing to the Borrower declare that an Event of Default has occurred (“Lender’s Notice of Default”).

6.7	Notwithstanding any provision in this Agreement, in the event the Lender issues a Lender’s Notice of Default, all amounts for the time being outstanding and unpaid (including all accrued interest on the Convertible Loan thereon calculated at the Interest Rate from the First Disbursement Date or the Second Disbursement Date, as the case may be, to the date of full repayment of the Convertible Loan (both dates inclusive)) under this Agreement by the Borrower to the Lender shall become immediately due and payable.

15

6.8	All payments to be made by the Borrower to the Lender under this Agreement shall be made by the Borrower, in favour of the Lender by telegraphic or online banking transfers made in favour of such bank account as may be designated by the Lender by the due date.

7.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Borrower hereby represents and warrants with the Lender, in terms of the representations and warranties more particularly set out in Schedule 3 hereto.

7.2	Each Party represents, warrants and undertakes to the other Party that:

(a)	the first-mentioned Party is duly incorporated and validly existing under the applicable laws, with full power and authority to own its assets and to conduct its business as currently conducted;

(b)	the first-mentioned Party has the power to execute and deliver this Agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(c)	this Agreement constitutes legal, valid and binding obligations on the first-mentioned Party in accordance with its terms;

(d)	the execution and delivery by the first-mentioned Party of this Agreement and the performance by the first-mentioned Party of its obligations under it do not and will not conflict with or constitute a default under or breach of any provision of:

(i)	the constitutional documents of the first-mentioned Party;

(ii)	any agreement or instrument to which the first-mentioned Party is a party; or

(iii)	any law, regulation, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the first-mentioned Party is bound or subject;

(e)	all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the first-mentioned Party to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with; and

(f)	the Recitals to this Agreement are true and accurate insofar as they relate to it.

7.3	The representations and warranties made by each Party under the foregoing of this Clause 7 and Schedule 3 shall be deemed furnished on the date of this Agreement and to be repeated on the First Disbursement Date and the Second Disbursement Date, as the case may be, with reference to the facts and circumstances then subsisting as if made at such time.

8.	COVENANTS AND UNDERTAKINGS

8.1	The Borrower undertakes, and shall procure that CCK undertakes, to use their best endeavours to procure a Liquidity Event as soon as practicable, and in any event no later than the Liquidity Event Long-Stop Date.

8.2	The Borrower hereby covenants with and undertakes to the Lender that, subject to disbursement of the First Drawing to the Borrower, and for as long as any amount is or may be outstanding under this Agreement or any part of the Convertible Loan remains outstanding or the Borrower continues to have any obligation hereunder:

16

(a)	the Borrower shall make no grant of any loan or advance to any person, firm, body corporate or other business save in the ordinary course of business, without the prior consent of the Lender;

(b)	the Borrower shall make no grant of any guarantee or create or issue any debenture, mortgage, charge or other security, without the prior consent of the Lender;

(c)	the Borrower shall not issue, allot or create any share or loan capital and will not grant any right (conditional or not) to require the issuance, allotment or creation of a share in its capital, without prior consent of the Lender, which shall not be unreasonably withheld;

(d)	the Borrower shall not declare, pay or make any dividend or other distribution in respect of the Shares, redeem none of such Shares and dispose of no evidence of indebtedness or other security of the Borrower without the prior consent of the Lender;

(e)	the Borrower shall use its best efforts to procure that CCK shall deliver, or make available to, the Lender, a LOR on a quarterly basis, and each LOR shall be delivered or made available to the Lender by the twenty-first (21st) day of March, June, September or December (as the case may be) of the relevant calendar year;

(f)	save for such information as the Borrower may in good faith deem to be a trade secret or highly confidential and subject to the Lender providing the Borrower with at least thirty (30) days’ notice in writing, the Borrower shall make available to the Lender such information relating to the business and financial condition, properties, operations and prospects of the Borrower and its investments as the Lender may from time to time reasonably request, including but not limited to the following:

(i)	the Borrower’s quarterly progress reports, its unaudited profit and loss statement, balance sheet and cash flow statement and its unaudited monthly management accounts (comprising balance sheets, profit and loss statements and cash flow statements);

(ii)	the Borrower’s audited financial statements (comprising balance sheets, profit and loss statements, cash flow statements and the notes thereto); and

(iii)	the Borrower’s annual operating budget, profit forecast, capital asset requirements and business plan,

PROVIDED THAT the Lender shall not use such information provided by the Borrower other than for the purposes of evaulating the Lender’s Convertible Loan to the Borrower;

(g)	the Borrower shall carry on and conduct its affairs and businesses, in a proper and efficient manner and obtain all necessary consents and comply with all laws relating to the carrying on of its business and keep or cause to be kept in good state of repair and condition in accordance with good commercial practice all its properties and assets, and save as agreed between the Borrower and the Lender, the Borrower shall not cease to conduct any of its business nor carry on any business fundamentally different from its business;

(h)	the Borrower shall duly pay and discharge all rents, rates, assessments, taxes (including corporate tax, property tax, sales tax, goods and services tax, import tax, and other governmental, state and provincial taxes and levies) and all outgoings and all charges payable in respect of its assets or income prior to the date when penalties become attached thereto, and shall produce to the Lender on demand all receipts for such payments;

17

(i)	the Borrower shall forthwith notify the Lender in writing of all material litigation, arbitration or administrative proceedings to which Borrower is or may become a party, in whatever capacity, which might have a material adverse effect on Borrower’s business, assets or financial condition after it has knowledge of such event or change or of such litigation, arbitration or administrative proceedings thereof, and the amount of contingent liability, if such amount is ascertainable;

(j)	the Borrower shall promptly notify the Lender in writing within three (3) Business Days upon becoming aware of any event or change which has a material adverse effect on the Borrower or which is likely to have a substantial effect on its profits or businesses, such as a strike, lock-out, lay-off, suspension of work or any other event likely to have a material adverse effect on its business or operations;

(k)	the Borrower shall duly furnish to the Lender as soon as practicable and in any event not later than five (5) days after they become effective, copies of all amendments to the Constitution of Borrower or other constitutional documents, each certified to be a true copy by a Director;

(l)	the Borrower shall maintain, and shall procure the maintenance of, in full force and effect all governmental approvals, filings and recordings necessary or advisable in connection with this Agreement and shall obtain or make any additional governmental approvals, filings or recordings that become necessary or advisable in connection herewith or therewith (if any);

(m)	the Borrower shall maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(i)	transactions are executed in accordance with the authorisations by the Board of Directors,

(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with the accounting principles and practices and to maintain accountability for assets,

(iii)	access to assets is permitted only in accordance with management’s general or specific authorisation, and

(iv)	the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(n)	the Borrower shall maintain the statutory books, books of account and other records of Borrower shall be maintained in accordance with all applicable laws and generally accepted international or Singapore accounting standards, principles and practices on a proper and consistent basis, comprise complete and accurate records of all information required to be recorded therein and that all accounts, documents and returns required by law to be delivered or made by the Borrower to the relevant authorities shall be duly delivered or made; and

(o)	the Borrower shall notify the Lender of the occurrence of any Event of Default immediately upon becoming aware of it.

8.3	Any failure by CCK to furnish the LOR in accordance with Clause 8.2(e) above by the respective due dates will constitute a violation (the “First Violation”), and the Lender shall be entitled to deliver to the Borrower a notice in writing notifying the Borrower of the occurrence of such First Violation (the “First Violation Notice”) and:

18

(a)	if the First Violation is not remedied within fourteen (14) Business Days from the date of such First Violation Notice (“Continuing Violation”); or

(b)	upon the occurrence of a subsequent violation (“Second Violation”),

the Borrower shall be liable to pay the Lender a default payment of [*****] (“Default Payment”) in respect of the Continuing Violation or the Second Violation (as the case may be) within seven (7) Business Days from the date the Lender notifies the Borrower of such Continuing Violation or Second Violation (as the case may be). For the avoidance of doubt, upon payment by the Borrower of the Default Payment, any subsequent failure(s) by CCK to furnish the LOR in accordance with Clause 8.2(e) shall constitute a fresh violation in accordance with this Clause 8.3.

8.4	The Borrower shall execute at its own expense all assurances and other things as are reasonably required or requested at any time, from time to time, by the Lender for giving effect to, and the full benefit of, the covenants contained or implied in this Agreement in favour of the Lender or to protect the Lender’s rights, powers and remedies hereunder or thereunder.

8.5	If after disbursement of the First Drawing, and as the case may be, the Second Drawing, and for as long as full repayment of the Convertible Loan remains outstanding, any event shall occur which results or may result in a breach by the Borrower of any of its obligations under this Clause 8, the Borrower hereby covenants to the Lender that it shall, upon becoming aware of the same, immediately notify the Lender in writing thereof and Borrower shall make all such investigations and/or do all such acts concerning the event or matter which the Lender may reasonably require.

9.	TAG ALONG RIGHT

9.1	For so long as any amount is or may be outstanding under this Agreement or any part of the Convertible Loan is outstanding or the Borrower continues to have any obligation hereunder, Clause 9.2 shall apply.

9.2	Tag Along Rights

(a)	If at any time, a Borrower Shareholder (in this Clause 9.2, “Selling Shareholder”) receives an offer (such offer not being an offer which would result in a Proposed Trade Sale) (in this Clause 9.2, “Offer”) from a third party or third parties (in this Clause 9.2, “Buyer(s)”) to acquire part of or all of such Selling Shareholder’s Shares (in this Clause 9.2, “Offer Shares”) that such Selling Shareholder is willing to accept, Selling Shareholder shall deliver to the Lender a notice (in this Clause 9.2, “Notice of Offer”) in writing of such offer, the terms and conditions thereof and the identity of Buyer(s), and the Lender shall have the right (“Tag-Along Option”) to require the Selling Shareholders to procure that the Buyer(s) acquire the Lender’s Shares (upon Conversion) together with the acquisition of the Offer Shares on and subject to this Clause 9.2.

(b)	A Tag-Along Option of the Lender shall be exercisable only within the Tag-Along Option Period by the Lender delivering a notice (“Tag-Along Notice”) in writing signed by the Lender to Selling Shareholder notifying of the exercise of such Tag-Along Option.

For purposes hereof, “Tag-Along Option Period” in respect of the Tag-Along Option of the Lender for an Offer means the period commencing from the date of receipt by the Lender of the Notice of Offer for that Offer and ending at 2359 hours of the seven (7) Business Day after that date of receipt.

(c)	If a Selling Shareholder receives a Tag-Along Notice from the Lender, no Offer Share shall be transferred by any Selling Shareholder to the Buyer(s) UNLESS the Buyer(s) acquires the Lender’s Shares (upon Conversion) on terms and conditions no less favourable to the Lender than the terms and conditions upon which Buyer(s) is acquiring the Offer Shares from Selling Shareholders.

(d)	The Selling Shareholder shall deliver a notice in writing to the Lender who has delivered a Tag-Along Notice for an Offer in writing as soon as practicable of any change in that Offer (in this Clause 9.2, “Change”), the terms and conditions thereof or of the Buyer(s) for that Offer.

19

(e)	A Tag-Along Notice of the Lender for an Offer shall be irrevocable once delivered by the Lender to the Selling Shareholders UNLESS a Change occurs such that the terms and conditions of that Offer are less favourable to the Lender than the terms and conditions in the Notice of Offer relating to that Offer. In the event of such Change, the Lender may revoke the Tag-Along Notice by notice (in this Clause 9.2, “Revocation Notice”) in writing to Selling Shareholder and upon such revocation, that Offer as modified by such Change shall be deemed an Offer notified by Selling Shareholder to the Lender with effect from the delivery of such Revocation Notice to the Lender for purposes of Clause 9.2(a) above.

10.	INDEMNITY

The Borrower undertakes and agrees to fully and effectively indemnify and keep indemnified the Lender from all losses, damages, claims, costs, expenses and other liabilities suffered or incurred by the Lender in connection with or on account of or arising out of:

(a)	any breach of the warranties, representations, covenants, obligations or undertakings in the Agreement on the part of the Borrower;

(b)	any breach of the covenants, obligations or undertakings in the Personal Guarantee and Corporate Guarantee on the part of CCK and ML respectively; or

(c)	any actions or steps which the Lender may take in protecting and/or enforcing its rights under this Agreement.

11.	ENTIRE AGREEMENT AND MODIFICATIONS

11.1	This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter and supersedes and cancels in all respects all prior agreements and understandings of the Parties with respect to the subject matter hereof whether such be written or oral.

11.2	This Agreement shall not be altered, changed, supplemented, or amended except by written instruments signed by the Parties hereto. Unless expressly agreed, no alteration, change, supplement, or amendment shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

12.	SEVERABILITY

If any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

13.	ASSIGNMENTS

13.1	This Agreement shall be binding on and shall enure for the benefit of each Party’s successors and permitted assigns.

13.2	The Lender shall be entitled to assign and transfer all or part of its rights under this Agreement without the consent of the Borrower or any other person.

13.3	The Borrower shall not assign its rights or transfer its obligations under this Agreement.

14.	CONFIDENTIALITY

14.1	For the purposes of this Clause, “Confidential Information” means all information provided by or on behalf of one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) which relates to the Disclosing Party or any other member of its Group and includes the provisions and subject matter of this Agreement and any agreements or documents executed by the Parties in connection with this Agreement, and “Group” in relation to a Party means such Party and its Related Companies.

20

14.2	Each Party shall keep the Confidential Information confidential.

14.3	Nothing in this Clause prevents any Confidential Information being disclosed:

(a)	to the Relevant Exchange at its or their request;

(b)	with the written approval of the Disclosing Party;

(c)	to the extent required by law or any regulation to which the Disclosing Party or Receiving Party is subject, including the rules of the SGX-ST, any court of competent jurisdiction or any competent regulatory body; or

(d)	to the extent that the information is or comes into the public domain otherwise than as a result of a breach of any undertaking or duty of confidentiality by the Receiving Party or any member of its Group for the time being, provided that in the case of sub-Clauses (a) and (c) above, the Receiving Party shall to the extent reasonably practicable in the circumstances promptly notify and consult with the Disclosing Party before the disclosure occurs with a view to providing the Disclosing Party with the opportunity to seek confidential treatment for portions of the content of such disclosures as it may reasonably request.

14.4	The Receiving Party may disclose Confidential Information to its officers, directors, partners, employees and professional advisers on a strict “need-to-know” basis only, provided it makes each such recipient aware of the obligations of confidentiality assumed by it under this Agreement and provided that it uses all reasonable endeavours to ensure that such recipient complies with those obligations as if it were bound by the relevant provisions of this Clause.

14.5	The obligations contained in this Clause 14 shall endure, even after the release of any Parties or termination of this Agreement in accordance with and as permitted by the provisions of this Agreement, without limit in point of time except and until any Confidential Information enters the public domain as set out above.

15.	COSTS AND EXPENSES

15.1	Save for the fees, costs and expenses of Dentons Rodyk & Davidson LLP engaged for and in connection with this Agreement which shall be borne equally between the Borrower and the Lender, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

15.2	The Parties acknowledge that Dentons Rodyk & Davidson LLP acts only for the Lender in the negotiation, preparation and completion of this Agreement.

16.	NOTICES

16.1	Any notice required to be given by a Party to the other Party shall be in writing, signed by or on behalf of the Party giving it, and in the English language. It shall be deemed validly served by hand delivery or by electronic mail or by prepaid post or by a recognised courier service sent to the address or electronic mail address of the Parties given herein or such other address or electronic mail address as may from time to time be notified for this purpose. The initial addresses and electronic mail addresses of the Parties are:

21

Borrower
Address	:	21 Bukit Batok Crescent #17-80 WCEGA Tower, Singapore 658065
Email address	:	[*****]

Attention	:	Peter Choo

Lender
Address	:	53 Ubi Crescent, Singapore 408594
Email address	:	[*****]

Attention	:	[*****], Legal Department

16.2	Unless there is evidence that a notice or communication was received earlier, any such notice or communication shall be deemed to have been served:

(a)	if delivered by hand, at the time of delivery;

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post;

(c)	if sent by electronic mail, upon receipt by the sender of an automated message confirming delivery or one (1) Business Day after the date of transmission (as recorded on the device from which the sender sent the electronic mail) unless the sender receives an automated message that the electronic mail has not been delivered; or

(d)	if sent by courier, at the expiration of two (2) Business Days after the package containing the same shall have been received by the relevant courier company.

16.3	In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the electronic mail was properly addressed or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

17.	COUNTERPARTS

17.1	This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the Parties may execute this Agreement by signing any such counterpart.

17.2	Each counterpart may be signed and executed by the Parties and transmitted by electronic means, including by electronic delivery in portable document format (.pdf), and shall be as valid and effectual as if executed as an original.

17.3	The Parties acknowledge and agree that in any legal proceedings between them in relation to this Agreement, each Party waives the right to raise any defence based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

22

18.	SET-OFF AND GROSSING UP OF INDEMNITY PAYMENTS

18.1	All sums payable by the Borrower to the Lender pursuant to this Agreement, whether of principal, interest, fees or otherwise, shall be paid in full (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any taxes now or hereinafter imposed and (c) without deduction or withholding (except to the extent required by law) on or for account of any other amount, whether by way of set off or counter claim or otherwise.

18.2	Where the Borrower is required by law to make any deductions or withholding from any sum payable by it to the Lender under this Agreement (including, for the avoidance of doubt, Clause 10), the sum payable by the Borrower shall be increased to such sum so as to ensure that the net amount received by the Lender shall be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made.

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contract (Rights of Third Parties) Act (Cap. 53B) of Singapore and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

20.	REMEDIES AND WAIVERS

20.1	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.2	No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

21.	RELEASE

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its sole and absolute discretion as regards the other Parties under such liability without in any way prejudicing or affecting its rights against such other Party.

22.	JURISDICTION AND GOVERNING LAW CLAUSE

This Agreement shall be governed by and construed in all respects in accordance with the laws of Singapore and the Parties agree to submit to the exclusive jurisdiction of the courts of Singapore.

[The rest of this page is intentionally left blank]

23

SCHEDULE 1

CONVERSION NOTICE

[Letterhead of Lender]

To:  [CYTOMED THERAPEUTICS PTE. LTD.]

[21 Bukit Batok Crescent, #17-80,

WCEGA Tower, Singapore 658065 ]

We refer to the Convertible Loan Agreement dated [●date●] (the “Agreement”) made between yourself as Borrower and ourself as Lender.

All the terms as defined in the Agreement shall bear the same meaning when used in this notice.

The Loan Conversion Amount as at the date of this Conversion Notice is [●Amount of outstanding Convertible Loan and Interest ●].

We hereby give you notice to convert all and not part of the Loan Conversion Amount into Conversion Shares to be allotted and issued to [us / [●named nominees●] pursuant to Clause 5 of the Agreement.

OR

We hereby give you notice to convert [●portion of the Loan Conversion Amount ●], into Conversion Shares to be allotted and issued to [us / [●named nominees●] pursuant to Clause 5 of the Agreement.

Dated this       day of .

Yours faithfully,

Name
Title:

For and on behalf of

mDR Limited

24

SCHEDULE 2

REDEMPTION NOTICE

REDEMPTION NOTICE

[Letterhead of Lender]

To: [CYTOMED THERAPEUTICS PTE. LTD.]

[21 Bukit Batok Crescent, #17-80,

WCEGA Tower, Singapore 658065 ]

We refer to the Convertible Loan Agreement dated [●date●] (the “Agreement”) made between yourself as Borrower and ourself as Lender.

All the terms as defined in the Agreement shall bear the same meaning when used in this notice.

We hereby give you notice of our intention to redeem S$_________________ pursuant to Clause 6.1 of the Agreement, being [the entire sum / S$______________] of the principal amount of our Convertible Loan, together with all interest accrued thereon, to be repaid to us within three (3) months from the date of this notice by electronic bank transfer to the following bank account of [ours / [●named nominees●]:

Dated this day of .

Yours faithfully,

Name
Title:

For and on behalf of

mDR Limited

25

SCHEDULE 3

WARRANTIES

1.	Information

To the best knowledge and belief of the Borrower, all information given to the Lender in connection with the provision of the Convertible Loan is true, accurate and complete in all material respects, and there is no information the omission of which might make such information misleading or inaccurate in any material respect or which might, if disclosed, adversely affect the decision of a person considering whether or not to invest in or provide funding to the Borrower. The Borrower is not aware of any fact or matter not disclosed to the Lender which renders any such information materially untrue, inaccurate or misleading.

2.	Corporate Matters

2.1	The Borrower is duly incorporated and is validly existing under the laws of Singapore and is not in liquidation and does not have any winding-up petition filed against it.

2.2	Save for Cytomed Malaysia, IPSCBank and IPSC Depository, the Borrower has no subsidiary which the Borrower, directly or indirectly, owns or in which the Borrower, directly or indirectly, has the power to vote shares of any capital stock or other ownership interests having ordinary voting power to elect a majority or the directors of such corporation, or other persons performing similar functions for such entity.

2.3	Save for the conversion rights of Mr Lim Liang Yew (NRIC No. [*****]) under the August 2019 CLA, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Borrower under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

3.	No Defaults or Litigation

3.1	The Borrower has not committed to any agreement to which it is a party or by which it is bound, a default of which might have a material adverse effect on the business, assets or financial condition of the Borrower save as in the ordinary course of the Borrower’s business.

3.2	The Borrower is not in default in the payment or performance of any of its obligations for borrowed money and no such default is, to the best of the knowledge and belief of the Borrower, anticipated in respect of the Borrower.

3.3	There are no appeals, disputes or other proceedings pending before any court, tribunal, government agency or administrative body, or to the best of the knowledge and belief of the Borrower threatened against or affecting the Borrower which if adversely determined would materially and adversely affect the Borrower, its assets, its ability to perform its obligations under any agreement to which the Borrower is a party or impair the rights of the Borrower.

3.4	The Borrower has complied with all applicable laws and with the requirements of all government authorities having jurisdiction over the Borrower.

3.5	No legal procedure has been started nor have any legal proceedings been initiated or, to the best of the knowledge and belief of the Borrower, threatened, for the bankruptcy, dissolution, liquidation, winding-up, termination of existence or reorganisation of, or for the appointment of a receiver, manager (judicial or otherwise), trustee or similar officer of the Borrower or any or all of its assets, which might have a material adverse effect on the business, assets or financial condition of the Borrower.

26

4.	Financial Status, Operational Status, Assets & Statutory Records

4.1	The financial condition and operations of the Borrower is such that it is able to fully and effectively perform its obligations under any agreement or contract to which the Borrower is a party.

4.2	The statutory books, books of account and other records of the Borrower are up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting standards, principles and practices in Singapore on a proper and consistent basis, comprise complete and accurate records of all information required to be recorded therein and that all accounts, documents and returns required by law to be delivered or made by the Borrower to the relevant authorities have been duly and correctly delivered or made.

4.3	The Borrower has obtained all concessions, licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on, and that there are no circumstances which indicate that any of the concessions, licences, permissions, authorisations or consents will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events.

4.4	The Borrower has carried on its business in accordance with its Constitution and other constitutive documents and all applicable laws, regulations and by-laws in Singapore and in any relevant country (including without limitation all environmental laws and all legal requirements relating to or in connection with public health and safety and worker health and safety), and there is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental or regulatory body outstanding or anticipated against the Borrower or which may have a material adverse effect upon its assets or business, and none of the Borrower’s directors, officers or senior management personnel, has committed any criminal offence or any tort or any breach of the requirements or conditions of any statute, treaty, regulation, by-law or other obligation relating to the Borrower or the carrying on of its business.

4.5	The Borrower has full power and authority to carry on the business is currently carried on by it.

4.6	The accounts of the Borrower have been prepared in accordance with generally accepted accounting principles and practices in Singapore and the applicable law and regulations, that the accounts correctly state the assets and liabilities of the Borrower, have been audited by a certified auditor who has rendered an auditors’ certificate without qualification and give a true and fair view of the state of affairs of the Borrower.

4.7	To the best knowledge and belief of the Borrower, the Borrower does not have any contingent or off-balance sheet obligations, liabilities or commitments which have not been disclosed to the Lender.

4.8	Save as disclosed in writing by the Borrower to the Lender and which is acknowledged in writing by the Lender, no Encumbrances exists on or over the assets of the Borrower;

4.9	All taxes assessed or imposed by any competent taxation authority which have been assessed upon the Borrower have been paid on or before the relevant due date for payment.

4.10	All the plant, machinery and equipment used by the Borrower in the conduct of its business:

(a)	are in a good and safe state of repair and condition having regard to their respective age;

27

(b)	are in good working order and are capable of performing properly the function for which they are currently used or intended to be used for; and

(c)	have not been subjected to any defects which may result in a significant loss of production for the Borrower.

5.	EMPLOYEES

5.1	The Borrower has not breached any obligations imposed on it by any relevant statutes, regulations, instruments, collective agreements, recognition agreements and all contractual obligations applying to the jurisdiction in which such entity is incorporated or carries on business which are owed to or in respect of its employees. There are no current, pending or threatened claims of any type against the Borrower by any existing or former employees or directors of such entities or by any existing or former consultants to them.

5.2	The Borrower is not involved in any industrial or trade dispute or any dispute with any trade union or organisation or body of employees nor has it received any notice of any pending industrial action by any trade union or organisation or body of employees.

6.	INTELLECTUAL PROPERTY

6.1	The Borrower owns, or is licensed or otherwise has the full right to use, all patents, trademarks, trade names, service names, copyrights, technology, know-how and processes (“Intellectual Property Rights”), including without limitation the ASTAR Licences, used in or necessary for the conduct of its business and which are material thereto.

6.2	The business conducted by the Borrower, including the processes employed and the products and services dealt in by the Borrower, does not conflict with or infringe any valid Intellectual Property Rights of any third party in any way.

6.3	The Borrower has not received notice and is not aware of any of its Intellectual Property Rights, including without limitation the ASTAR Licences, being infringed upon or appropriated by third parties. All Intellectual Property Rights, including without limitation the ASTAR Licences, requiring registration have been registered.

6.4	Nothing has been done or omitted by the Borrower which would enable any licensee under a licence granted by it to be terminated or which in any way constitutes a breach of the terms of any licence including without limitation the ASTAR Licences. The Borrower has not breached the terms of any licence granted to it including without limitation the ASTAR Licences.

6.5	To the best of the knowledge and belief of the Borrower, after due and careful enquiry, the information provided to the Lender in writing in relation to the Intellectual Property Rights is true, correct and up to date.

7.	properties

7.1	Cytomed Malaysia, a wholly-owned subsidiary of the Borrower, is the sole legal and beneficial owner of the Property and has a good title to the Property and has excepted and reserved to it all necessary and appropriate easements and other rights for the benefits of the Property, and save for the Property, the Borrower and its subsidiaries do not own any other properties.

7.2	Save for the charge registered as no. 2613/2019 on 15 January 2019 created by Cytomed Malaysia in favour of Hong Leong Bank Berhad, the Property is not subject to any Encumbrances.

28

7.3	All rental, taxes, rates, governmental charges, outgoings and other payments payable in respect of the Property have been paid in full by Cytomed Malaysia.

7.4	There are no unfavourable, unusual or onerous terms or conditions with respect to the Property which if disclosed could reasonably be expected to deter a prospective buyer from acquiring any interests in the Borrower, Cytomed Malaysia or the Property.

7.5	The Property complies (as to building and use) with all applicable laws, regulations and requirements as to fire precautions, public health and the health and safety of those who work in or about them in all material respects.

7.6	Cytomed Malaysia has not received any written notice from any relevant governmental or other authority of the breach by it of any material licences, consents or authorisations necessary for owning the Property.

29

SCHEDULE 4

PERSONAL GUARANTEE

DEED OF GUARANTEE

THIS DEED OF GUARANTEE (“Guarantee”) is issued this 10 day of DEC 2019 by

(1)	CHOO CHEE KONG (NRIC No. [*****]) of [*****] (the “Guarantor”);

IN FAVOUR of

(2)	MDR LIMITED (Company Registration No. 200009059G), a company incorporated in Singapore and having its registered office at 53 Ubi Crescent, Singapore 408594 (the “Lender”),

(each, a “Party”, and collectively, the “Parties”).

WHEREAS

(A)	Cytomed Therapeutics Pte. Ltd. (Company Registration No. 201808327H) (the “Borrower”) is a medical research and medical technologies development company incorporated in Singapore, focusing on translating patented technologies into immunotherapeutics for a wide range of cancers and the development of cellular therapeutics.

(B)	Pursuant to the CLA (as defined herein), the Lender has agreed to provide the Borrower a loan of a principal amount of S$1,500,000 (“Loan”). The Guarantor, being a director of the Borrower and the legal and beneficial owner of fifty-five per cent (55%) of the total issued and paid-up share capital of Glorious Finance Limited (BVI Company Registration No. 395433), a company incorporated in the British Virgin Islands (“GFL”) and the controlling shareholder of the Borrower, is to provide this Guarantee in favour of the Lender for the Lender’s grant of the Loan to the Borrower.

(C)	It is a condition precedent of the CLA that the Guarantor enter into this Guarantee in favour of the Lender as security for the Guaranteed Liabilities (as defined below).

IT IS HEREBY AGREED as follows:

1       INTERPRETATION

In this Guarantee, unless stated otherwise or the context otherwise requires, the following words and expressions shall have the meanings as set out below:

“CLA” means the convertible loan agreement dated 10 DEC 2019 entered into between the Lender and the Borrower in respect of the Loan, as may be amended or supplemented from time to time;

“Guaranteed Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to the Lender under the CLA, including but not limited to the repayment by the Borrower of the Loan together with all accrued interests, to the Lender; and

“Losses” means all losses (including any consequential losses, loss of profit or diminution in value), liabilities, damages, settlement sums, costs (including legal costs and experts’ and consultants’ fees on a full indemnity basis), charges, expenses, actions, proceedings, claims and demands, whether foreseeable or not.

Any other term used in this Guarantee which is not otherwise defined herein shall have the meaning ascribed thereto in the CLA.

30

2       GUARANTEE

2.1	The Guarantor hereby irrevocably, unconditionally, and as principal obligor :

(a)	guarantees to the Lender the due and punctual performance by the Borrower of all its obligations under the CLA;

(b)	undertakes to the Lender that whenever the Borrower does not pay any amount when due to the Lender (in particular the Loan or interest thereon) under or in connection with the CLA, that the Guarantor shall forthwith on demand by the Lender pay that amount as if the Guarantor instead of the Borrower were expressed to be the principal obligor;

(c)	indemnifies the Lender on demand against any loss or liability suffered by the Lender, from time to time, in connection with or as a direct or indirect result of:

(i)	the Borrower failing to pay any amount expressed to be payable under the CLA on the date when it ought to have been paid;

(ii)	any breach, default or failure by the Borrower to duly and punctually perform and observe any of its obligations under the CLA; and

(iii)	any obligation guaranteed by the Guarantor being or becoming void, voidable, unenforceable, invalid or illegal as against the Borrower for any reason whatsoever, whether or not known to the Lender; and

(d)	agrees with the Lender that if, for any reason, any amount claimed by the Lender under this Clause 2.1 is not recoverable on the basis of a guarantee, the Guarantor will be liable to indemnify the Lender against any and all Losses the Lender incurs as a result of a failure by the Borrower to make any form of payment pursuant to the CLA in accordance with the terms therein.

2.2	This Guarantee is a continuing guarantee and shall remain in full force and effect until the Guaranteed Liabilities have been fully and irrevocably paid, discharged, satisfied in full and/or performed in accordance with the CLA, regardless of any intermediate payment or discharge in part.

2.3	Reinstatement

(a)	The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part. Without limiting the generality of the foregoing, where any discharge (whether in respect of the obligations of Borrower (including the Guaranteed Liabilities) or any security or other guarantee for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 2 shall continue as if the discharge or arrangement had not occurred.

(b)	The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.4	The Guarantor hereby irrevocably and unconditionally waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 2.

2.5	This Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.

31

2.6	The obligations of the Guarantor under this Guarantee shall be absolute and unconditional and in addition to the other provisions of this Guarantee, shall not be abrogated, prejudiced, affected, discharged, released or limited in any way by reason of:

(a)	any time, forbearance, concession, compounding, compromise, variation, renewal, release, discharge, waiver or any other advantage or indulgence granted (explicitly or by conduct or otherwise) by the Lender to the Borrower or the Guarantor;

(b)	the Lender failing, neglecting or deciding not to recover the moneys hereby guaranteed or any part thereof by the realisation of any collateral or other security or in any manner otherwise;

(c)	any acquiescence, delay, acts, omissions, mistakes on the part of the Lender or any other person;

(d)	the release of the Borrower or the Guarantor or any other person under the terms of any composition or arrangement;

(e)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or the Guarantor or any other person;

(f)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any variation or amendment (however fundamental) of any terms and conditions to the CLA or this Guarantee with or without notice to the Guarantor, replacement or release of the CLA or this Guarantee or any other document or security (including any increase, decrease, extension, renewal or re-structure in any manner whatsoever of the Loan and/or interest payable thereon) so that references to the CLA or this Guarantee in this Clause 2 shall include each variation or replacement;

(h)	any incapacity or lack of authority or legal personality of or dissolution or change in the members or status of the Borrower or the Guarantor or any other person to execute or perform this Guarantee;

(i)	any unenforceability, illegality or invalidity of any obligation of any person under the CLA or this Guarantee or any other document or security, to the intent that the Guarantor’s obligations under this Clause 2 shall remain in full force and their guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(j)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower or the Guarantor under the CLA or this Guarantee resulting from any insolvency, bankruptcy, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 2 be construed as if there were no such circumstance; or

(k)	any winding-up (whether voluntary or compulsory), insolvency, bankruptcy, amalgamation or reconstruction or similar proceedings of, or against, the Borrower or the Guarantor.

3	PAYMENTS

3.1	All payments by the Guarantor under this Guarantee shall be made to the Lender to the Lender’s account at such office or bank as the Lender may notify to the Guarantor for this purpose.

3.2	Any amount under this Guarantee payable in respect of any other amount payable under the CLA is payable under this Guarantee in the same currency as that other amount.

3.3	All sums payable or made by the Guarantor under this Guarantee shall be made without set-off, counterclaim, deduction or withholding.

32

3.4	If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Guarantor under this Guarantee, the sum payable by the Guarantor under this Guarantee shall be increased to such sum so as to ensure that the net amount received by the Lender shall be equal to the full amount which the Lender would have received had no such deduction or withholding been made or required to be made.

3.5	For all purposes, including legal proceedings, a copy of any statement or notification signed by any of the Lender’s officers, specifying the amount of the Guaranteed Liabilities shall, in the absence of manifest error, be accepted by the Guarantor as conclusive evidence of the Guaranteed Liabilities.

4	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	The Guarantor represents and warrants to the Lender that:

(a)	he has the power to enter into, exercise its rights and perform and comply with his obligations under this Guarantee;

(b)	this Guarantee constitutes legal, valid and binding obligation enforceable against him in accordance with its terms, and the execution and delivery of, and the performance by him of his obligations under, this Guarantee will not result in

(i)	an infringement of, or a default under, any instrument, contract, document or agreement, licences, permits, approvals, authorisations to which he is a party, by which he or his assets are bound, or which have been granted to him; or

(ii)	a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any governmental body to which it is a part of by which he or his assets are bound;

(c)	all authorisations required by him in connection with the entry into, performance, validity and enforceability of this Guarantee and the transactions contemplated by this Guarantee have been obtained or effected (as appropriate) and are in full force and effect; and

(d)	as at the date hereof, he is the legal and beneficial owner of 165 ordinary shares in GFL, representing fifty-five per cent (55%) of the total issued and paid-up share capital of GFL (“GFL Shares”).

4.2	Until all the Guaranteed Liabilities have been irrevocably paid or discharged in full, the Guarantor undertakes to the Lender that:

(a)	he shall not, in respect of the GFL Shares, directly or indirectly, sell, contract to sell, offer, realise, transfer, assign, pledge, grant any option or right to purchase, grant any security over, encumber or otherwise dispose of (“Disposal”) or enter into a transaction or agreement that will directly or indirectly constitute or will be deemed as a Disposal of, any part of the GFL Shares;

(b)	he shall procure that GFL does not directly or indirectly, sell, contract to sell, offer, realise, transfer, assign, pledge, grant any option or right to purchase, grant any security over, encumber or otherwise dispose of (“GFL Shares Disposal”) or enter into a transaction or agreement that will directly or indirectly constitute or will be deemed as a GFL Shares Disposal of, any part of the shares in the Borrower held by GFL resulting in GFL holding less than fifty-one per cent (51%) of the total issued and paid-up share capital of the Borrower; and

(c)	he has no intention to apply for permanent residency or citizenship in any country and that he shall give notice to the Lender in writing immediately prior to applying for any permanent residency or citizenship.

33

5	NON-COMPETITION

The Guarantor shall not prove in competition with the Lender for any moneys owing by the Borrower to the Guarantor on any account whatsoever and/or in respect of any moneys due or owing from the Borrower to the Lender but will give the Lender the full benefit of any proof which the Guarantor may be able to make in the bankruptcy or winding up or liquidation of the Borrower or in any arrangement or composition with creditors until the Lender shall have received payment in full of the Guaranteed Liabilities.

6	SUBORDINATION

Any indebtedness of the Borrower now or hereafter held by the Guarantor shall be fully subordinated to the Guaranteed Liabilities and such indebtedness of the Borrower to the Guarantor if the Lender so requires shall be collected, enforced and received by the Guarantor as trustee for the Lender and shall be paid over to the Lender on account of the Guaranteed Liabilities but without reducing or affecting in any manner the Guarantor’s liability under this Guarantee until all the Guaranteed Liabilities have been fully paid to the Lender and fully discharged.

7	NO SECURITY TAKEN

The Guarantor declares that he has not taken and undertakes not to take, directly or indirectly, from the Borrower in respect of its liabilities and obligations hereunder, any security of any nature whatsoever whereby the Guarantor or any person claiming under the Guarantor might in the Borrower’s bankruptcy or winding up or liquidation increase the proofs in such bankruptcy or liquidation or diminish the assets available for distribution to the Lender’s detriment. In the event any security is or may hereafter be held by the Guarantor from the Borrower in respect of its liabilities or obligations hereunder, the same shall be held on trust for the Lender and as security for the Guarantor’s liabilities and obligations hereunder and handed to the Lender forthwith.

8	FURTHER ASSURANCE

The Guarantor will execute and deliver to the Lender any deed or document, or do any other act or thing, which the Lender may reasonably request in connection with and to give effect to the transactions contemplated under this Guarantee.

9	NON WAIVER

No failure on the Lender’s part to exercise, and no delay in exercising, any right hereunder or under the CLA shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The Lender’s rights and remedies provided herein and in the CLA are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The Lender’s rights hereunder against the Guarantor and under the CLA against any party thereto are not conditional or contingent on any attempt by the Lender to exercise any of its rights hereunder or under the CLA.

10	NOTICE

10.1	Any notice required to be given by a Party to the other Party shall be in writing, signed by or on behalf of the Party giving it, and in the English language. It shall be deemed validly served by hand delivery or by electronic mail or by prepaid post or by a recognised courier service sent to the address or electronic mail address of the Parties given herein or such other address or electronic mail address as may from time to time be notified for this purpose. The initial addresses and electronic mail addresses of the Parties are:

34

Guarantor
Address	:	[*****]
Email address	:	[*****]

Lender
Address	:	53 Ubi Crescent, Singapore 408594
Email address	:	[*****]
Attention	:	[*****], Legal Department

10.2	Unless there is evidence that a notice or communication was received earlier, any such notice or communication shall be deemed to have been served:

(e)	if delivered by hand, at the time of delivery;

(f)	if posted by prepaid ordinary mail, at the expiration of three (3) business days after the envelope containing the same shall have been put into the post;

(g)	if sent by electronic mail, upon receipt by the sender of an automated message confirming delivery or one (1) business day after the date of transmission (as recorded on the device from which the sender sent the electronic mail) unless the sender receives an automated message that the electronic mail has not been delivered; or

(h)	if sent by courier, at the expiration of two (2) business days after the package containing the same shall have been received by the relevant courier company.

10.3	In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the electronic mail was properly addressed or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

11	SEVERABILITY

If a provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (a) the validity or enforceability in that jurisdiction of any other provision of this Guarantee; or (b) the validity or enforceability in other jurisdictions of that or any other provision of this Guarantee.

12	ASSIGNMENT

12.1	This Guarantee shall enure to the benefit of the Lender and its successors and assigns, and the obligations of the Guarantor under this Guarantee shall be binding on the Guarantor and the Guarantor’s successors and assigns notwithstanding any changes in the constitution or status of the Lender or any of its successors and assigns.

12.2	The Guarantor may not assign his rights or transfer his obligations under this Guarantee.

12.3	The Lender may at any time assign and transfer to any person all or any part of the Lender’s rights and benefits under this Guarantee without the consent of the Guarantor or any other person and in that event, this Guarantee shall thereafter be read and construed and shall have effect as if the assignee were a party hereto to the intent that the assignee shall have the same rights against the Guarantor as it would have had if it had been an original party hereto.

35

13	CONTRACTS (RIGHT OF THIRD PARTIES) ACT (CHAPTER 53B) OF SINGAPORE

Nothing in this Guarantee is intended to grant any third party any right to enforce any term of this Guarantee or to confer on any third party any benefits under this Guarantee for the purposes of the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

14	GOVERNING LAW AND JURSIDICTION

This Guarantee shall be governed by and construed in accordance with the laws of Singapore and the Parties agree to submit to the non-exclusive jurisdiction of the courts thereof.

36

IN WITNESS WHEREOF the Guarantor has executed this Guarantee as a deed on the date stated at the beginning.

SIGNED, SEALED AND DELIVERED BY)	/s/ CHOO CHEE KONG
CHOO CHEE KONG	)

37

SCHEDULE 5

CORPORATE GUARANTEE

DEED OF GUARANTEE

THIS DEED OF GUARANTEE (“Guarantee”) is issued this 10 day of DEC 2019 by

(1)	MESSIAH LIMITED (Company Registration No. 1418237), a company incorporated in the British Virgin Islands and having its office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Guarantor”);

IN FAVOUR of

(2)	MDR LIMITED (Company Registration No. 200009059G), a company incorporated in Singapore and having its registered office at 53 Ubi Crescent, Singapore 408594 (the “Lender”),

(each, a “Party”, and collectively, the “Parties”).

WHEREAS

(C)	Cytomed Therapeutics Pte. Ltd. (Company Registration No. 201808327H) (the “Borrower”) is a medical research and medical technologies development company incorporated in Singapore, focusing on translating patented technologies into immunotherapeutics for a wide range of cancers and the development of cellular therapeutics.

(D)	Pursuant to the CLA (as defined herein), the Lender has agreed to provide the Borrower a loan of a principal amount of S$1,500,000 (“Loan”). Choo Chee Kong, a director of the Borrower and the legal and beneficial owner of fifty-five per cent (55%) of the total issued and paid-up share capital of Glorious Finance Limited (BVI Company Registration No. 395433), a company incorporated in the British Virgin Islands and the controlling shareholder of the Borrower, is the legal and beneficial owner of fifty-one per cent (51%) of the total issued and paid-up share capital of the Guarantor. Further to the terms of the CLA, the Guarantor is to provide this Guarantee in favour of the Lender for the Lender’s grant of the Loan to the Borrower.

(C)	It is a condition precedent of the CLA that the Guarantor enter into this Guarantee in favour of the Lender as security for the Guaranteed Liabilities (as defined below).

IT IS HEREBY AGREED as follows:

1       INTERPRETATION

In this Guarantee, unless stated otherwise or the context otherwise requires, the following words and expressions shall have the meanings as set out below:

“CLA” means the convertible loan agreement dated 10 Dec 2019 entered into between the Lender and the Borrower in respect of the Loan, as may be amended or supplemented from time to time;

“Guaranteed Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to the Lender under the CLA, including but not limited to the repayment by the Borrower of the Loan together with all accrued interests, to the Lender; and

“Losses” means all losses (including any consequential losses, loss of profit or diminution in value), liabilities, damages, settlement sums, costs (including legal costs and experts’ and consultants’ fees on a full indemnity basis), charges, expenses, actions, proceedings, claims and demands, whether foreseeable or not.

Any other term used in this Guarantee which is not otherwise defined herein shall have the meaning ascribed thereto in the CLA.

38

2       GUARANTEE

2.7	The Guarantor hereby irrevocably, unconditionally, and as principal obligor:

(a)	guarantees to the Lender the due and punctual performance by the Borrower of all its obligations under the CLA;

(b)	undertakes to the Lender that whenever the Borrower does not pay any amount when due to the Lender (in particular the Loan or interest thereon) under or in connection with the CLA, that the Guarantor shall forthwith on demand by the Lender pay that amount as if the Guarantor instead of the Borrower were expressed to be the principal obligor;

(c)	indemnifies the Lender on demand against any loss or liability suffered by the Lender, from time to time, in connection with or as a direct or indirect result of:

(iv)	the Borrower failing to pay any amount expressed to be payable under the CLA on the date when it ought to have been paid;

(v)	any breach, default or failure by the Borrower to duly and punctually perform and observe any of its obligations under the CLA; and

(vi)	any obligation guaranteed by the Guarantor being or becoming void, voidable, unenforceable, invalid or illegal as against the Borrower for any reason whatsoever, whether or not known to the Lender; and

(d)	agrees with the Lender that if, for any reason, any amount claimed by the Lender under this Clause 2.1 is not recoverable on the basis of a guarantee, the Guarantor will be liable to indemnify the Lender against any and all Losses the Lender incurs as a result of a failure by the Borrower to make any form of payment pursuant to the CLA in accordance with the terms therein.

2.8	This Guarantee is a continuing guarantee and shall remain in full force and effect until the Guaranteed Liabilities have been fully and irrevocably paid, discharged, satisfied in full and/or performed in accordance with the CLA, regardless of any intermediate payment or discharge in part.

2.9	Reinstatement

2.9.1	The obligations of the Guarantor under this Guarantee will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Guarantee or prejudice or diminish those obligations in whole or in part. Without limiting the generality of the foregoing, where any discharge (whether in respect of the obligations of Borrower (including the Guaranteed Liabilities) or any security or other guarantee for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 2 shall continue as if the discharge or arrangement had not occurred.

2.9.2	The Lender may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.10	The Guarantor hereby irrevocably and unconditionally waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 2.

2.11	This Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender.

39

2.12	The obligations of the Guarantor under this Guarantee shall be absolute and unconditional and in addition to the other provisions of this Guarantee, shall not be abrogated, prejudiced, affected, discharged, released or limited in any way by reason of:

(l)	any time, forbearance, concession, compounding, compromise, variation, renewal, release, discharge, waiver or any other advantage or indulgence granted (explicitly or by conduct or otherwise) by the Lender to the Borrower or the Guarantor;

(m)	the Lender failing, neglecting or deciding not to recover the moneys hereby guaranteed or any part thereof by the realisation of any collateral or other security or in any manner otherwise;

(n)	any acquiescence, delay, acts, omissions, mistakes on the part of the Lender or any other person;

(o)	the release of the Borrower or the Guarantor or any other person under the terms of any composition or arrangement;

(p)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or the Guarantor or any other person;

(q)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(r)	any variation or amendment (however fundamental) of any terms and conditions to the CLA or this Guarantee with or without notice to the Guarantor, replacement or release of the CLA or this Guarantee or any other document or security (including without limitation, any increase, decrease, extension, renewal or re-structure in any manner whatsoever of the Loan and/or interest payable thereon) so that references to the CLA or this Guarantee in this Clause 2 shall include each variation or replacement;

(s)	any incapacity or lack of authority or legal personality of or dissolution or change in the members or status of the Borrower or the Guarantor or any other person to execute or perform this Guarantee;

(t)	any unenforceability, illegality or invalidity of any obligation of any person under the CLA or this Guarantee or any other document or security, to the intent that the Guarantor’s obligations under this Clause 2 shall remain in full force and their guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(u)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower or the Guarantor under the CLA or this Guarantee resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 2 be construed as if there were no such circumstance; or

(v)	any winding-up (whether voluntary or compulsory), insolvency, amalgamation or reconstruction or similar proceedings of, or against, the Borrower or the Guarantor.

15	PAYMENTS

15.1	All payments by the Guarantor under this Guarantee shall be made to the Lender to the Lender’s account at such office or bank as the Lender may notify to the Guarantor for this purpose.

15.2	Any amount under this Guarantee payable in respect of any other amount payable under the CLA is payable under this Guarantee in the same currency as that other amount.

15.3	All sums payable or made by the Guarantor under this Guarantee shall be made without set-off, counterclaim, deduction or withholding.

40

15.4	If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Guarantor under this Guarantee, the sum payable by the Guarantor under this Guarantee shall be increased to such sum so as to ensure that the net amount received by the Lender shall be equal to the full amount which the Lender would have received had no such deduction or withholding been made or required to be made.

15.5	For all purposes, including legal proceedings, a copy of any statement or notification signed by any of the Lender’s officers, specifying the amount of the Guaranteed Liabilities shall, in the absence of manifest error, be accepted by the Guarantor as conclusive evidence of the Guaranteed Liabilities.

16	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

16.1	The Guarantor represents and warrants to the Lender that:

(e)	it is duly incorporated and validly existing under the laws of the British Virgin Islands;

(f)	it has the power to enter into, exercise its rights and perform and comply with its obligations under this Guarantee;

(g)	this Guarantee constitutes legal, valid and binding obligation enforceable against it in accordance with its terms, and the execution and delivery of, and the performance by it of its obligations under, this Guarantee will not result in

(i)	a breach of its memorandum and articles of association or the equivalent constitutive documents;

(ii)	an infringement of, or a default under, any instrument, contract, document or agreement, licences, permits, approvals, authorisations to which it is a party, by which it or its assets are bound, or which have been granted to it; or

(iii)	a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any governmental body to which it is a part of by which it or its assets are bound;

(h)	all authorisations required by it in connection with the entry into, performance, validity and enforceability of this Guarantee and the transactions contemplated by this Guarantee have been obtained or effected (as appropriate) and are in full force and effect; and

(i)	as at the date hereof, it is the legal and beneficial owner of [*****] ordinary shares in CNMC Goldmine Holdings Limited (Company Registration No. 201119104K) (“CNMC”), representing approximately eleven point four five per cent (11.45%) of the total issued and paid-up share capital of CNMC (“CNMC Shares”).

16.2	Until all the Guaranteed Liabilities have been irrevocably paid or discharged in full, the Guarantor undertakes to the Lender that it shall not, directly or indirectly, sell, contract to sell, offer, realise, transfer, assign, pledge, grant any option or right to purchase, grant any security over, encumber or otherwise dispose of (“Disposal”) or enter into a transaction or agreement that will directly or indirectly constitute or will be deemed as a Disposal of, any part of the CNMC Shares resulting in it holding less than five per cent (5%) of the total and issued paid-up share capital of CNMC.

17	NON-COMPETITION

The Guarantor shall not prove in competition with the Lender for any moneys owing by the Borrower to the Guarantor on any account whatsoever and/or in respect of any moneys due or owing from the Borrower to the Lender but will give the Lender the full benefit of any proof which the Guarantor may be able to make in the bankruptcy or winding up or liquidation of the Borrower or in any arrangement or composition with creditors until the Lender shall have received payment in full of the Guaranteed Liabilities.

41

18	SUBORDINATION

Any indebtedness of the Borrower now or hereafter held by the Guarantor shall be fully subordinated to the Guaranteed Liabilities and such indebtedness of the Borrower to the Guarantor if the Lender so requires shall be collected, enforced and received by the Guarantor as trustee for the Lender and shall be paid over to the Lender on account of the Guaranteed Liabilities but without reducing or affecting in any manner the Guarantor’s liability under this Guarantee until all the Guaranteed Liabilities have been fully paid to the Lender and fully discharged.

19	NO SECURITY TAKEN

The Guarantor declares that it has not taken and undertakes not to take, directly or indirectly, from the Borrower in respect of its liabilities and obligations hereunder, any security of any nature whatsoever whereby the Guarantor or any person claiming under the Guarantor might in the Borrower’s bankruptcy or winding up or liquidation increase the proofs in such bankruptcy or liquidation or diminish the assets available for distribution to the Lender’s detriment. In the event any security is or may hereafter be held by the Guarantor from the Borrower in respect of its liabilities or obligations hereunder, the same shall be held on trust for the Lender and as security for the Guarantor’s liabilities and obligations hereunder and handed to the Lender forthwith.

20	FURTHER ASSURANCE

The Guarantor will execute and deliver to the Lender any deed or document, or do any other act or thing, which the Lender may reasonably request in connection with and to give effect to the transactions contemplated under this Guarantee.

21	NON WAIVER

No failure on the Lender’s part to exercise, and no delay in exercising, any right hereunder or under the CLA shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The Lender’s rights and remedies provided herein and in the CLA are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The Lender’s rights hereunder against the Guarantor and under the CLA against any party thereto are not conditional or contingent on any attempt by the Lender to exercise any of its rights hereunder or under the CLA.

22	NOTICE

22.1	Any notice required to be given by a Party to the other Party shall be in writing, signed by or on behalf of the Party giving it, and in the English language. It shall be deemed validly served by hand delivery or by electronic mail or by prepaid post or by a recognised courier service sent to the address or electronic mail address of the Parties given herein or such other address or electronic mail address as may from time to time be notified for this purpose. The initial addresses and electronic mail addresses of the Parties are:

Guarantor
Address	:	[*****]
Email address	:	[*****]
Attention	:	Peter Choo

42

Lender
Address	:	53 Ubi Crescent, Singapore 408594
Email address	:	[*****]
Attention	:	[*****], Legal Department

22.2	Unless there is evidence that a notice or communication was received earlier, any such notice or communication shall be deemed to have been served:

(i)	if delivered by hand, at the time of delivery;

(j)	if posted by prepaid ordinary mail, at the expiration of three (3) business days after the envelope containing the same shall have been put into the post;

(k)	if sent by electronic mail, upon receipt by the sender of an automated message confirming delivery or one (1) business day after the date of transmission (as recorded on the device from which the sender sent the electronic mail) unless the sender receives an automated message that the electronic mail has not been delivered; or

(l)	if sent by courier, at the expiration of two (2) business days after the package containing the same shall have been received by the relevant courier company.

22.3	In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the electronic mail was properly addressed or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

23	SEVERABILITY

If a provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect (a) the validity or enforceability in that jurisdiction of any other provision of this Guarantee; or (b) the validity or enforceability in other jurisdictions of that or any other provision of this Guarantee.

24	ASSIGNMENT

24.1	This Guarantee shall enure to the benefit of the Lender and its successors and assigns, and the obligations of the Guarantor under this Guarantee shall be binding on the Guarantor and the Guarantor’s successors and assigns notwithstanding any changes in the constitution or status of the Lender or any of its successors and assigns.

24.2	The Guarantor may not assign its rights or transfer its obligations under this Guarantee.

24.3	The Lender may at any time assign and transfer to any person all or any part of the Lender’s rights and benefits under this Guarantee without the consent of the Guarantor or any other person and in that event, this Guarantee shall thereafter be read and construed and shall have effect as if the assignee were a party hereto to the intent that the assignee shall have the same rights against the Guarantor as it would have had if it had been an original party hereto.

25	CONTRACTS (RIGHT OF THIRD PARTIES) ACT (CHAPTER 53B) OF SINGAPORE

Nothing in this Guarantee is intended to grant any third party any right to enforce any term of this Guarantee or to confer on any third party any benefits under this Guarantee for the purposes of the Contracts (Rights of Third Parties) Act (Chapter 53B) of Singapore and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

26	GOVERNING LAW AND JURSIDICTION

This Guarantee shall be governed by and construed in accordance with the laws of Singapore and the Parties agree to submit to the non-exclusive jurisdiction of the courts thereof.

43

IN WITNESS WHEREOF the Guarantor has executed this Guarantee as a deed on the date stated at the beginning.

EXECUTED AND DELIVERED AS A DEED BY	) /s/ CHOO CHEE KONG
CHOO CHEE KONG	)
for and on behalf of	)
MESSIAH LIMITED	)

44

SCHEDULE 6

STATUTORY DECLARATION

OATHS AND DECLARATIONS ACT (Chapter 211)

STATUTORY DECLARATION

I, CHOO CHEE KONG (NRIC No. [*****]) of [*****], do solemnly and sincerely declare that, as at the date of this declaration:

1.	I have no third party loan(s) (including loan(s) from family member(s)/relative(s)) in my personal capacity.

2.	I have not furnished any personal guarantee to any third party save for the deed of personal guarantee issued in favour of Hong Leong Bank Berhad in relation to the RM2 million loan to Cytomed Therapeutics (Malaysia) Sdn. Bhd., which has been applied towards the purchase of the office/lab premises situated at No.12 Jalan Permas 9/16, Bandar Baru Permas Jaya, 81700 Johor.

3.	There are no current, pending or threatened bankruptcy, lawsuit(s), legal claim(s) or other administrative proceeding(s) against me.

4.	I have no intention to apply for permanent residency or citizenship of any country.

5.	I am the legal and beneficial owner of at least 55% of the total issued and paid-up share capital of Glorious Finance Limited (BVI Co. Reg. No. 395433).

6.	I am the legal and beneficial owner of at least 51% of the total issued and paid-up share capital of Messiah Limited (BVI Co. Reg. No. 1418237).

And I make this solemn declaration by virtue of the provisions of the Oaths and Declarations Act (Cap. 211) of Singapore, and subject to the penalties provided by that Act for the making of false statement in statutory declarations, conscientiously believing the statements contained in this declaration to be true in every particular.

Declared in Singapore	)
by the abovenamed CHOO CHEE KONG	)
on this 10th day of December 2019)		/s/ CHOO CHEE KONG
(Signature)

Before me,

/s/ Harry Sim Kwang Thiam
Name: Harry Sim Kwang Thiam
License Number: C2019 / 0352
A Commissioner for Oaths

45

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date written above.

THE BORROWER

SIGNED by	)	/s/ CHOO CHEE KONG
CHOO CHEE KONG	)
for and on behalf of	)
CYTOMED THERAPEUTICS PTE. LTD.	)

THE LENDER

SIGNED by	)	/s/ Authorized Signatory
for and on behalf of	)
MDR LIMITED	)

46